UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2015

TRINSEO S.A.
(Exact Name of Registrant as Specified in Charter)

Luxembourg
(State or Other Jurisdiction of Incorporation)

001-36473	N/A
(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Chesterbrook Boulevard, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 240-3200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2015, Trinseo S.A. (the “Company”) announced that John A. Feenan, the Company’s Executive Vice President and Chief Financial Officer, has elected to leave the Company to pursue other opportunities, effective December 31, 2015.  Effective immediately, Christopher D. Pappas, the Company’s President and Chief Executive Officer, will serve as interim Chief Financial Officer until a replacement has been selected.  Mr. Feenan will continue to assist the Company in an advisory capacity for the remainder of 2015.  Additionally, Ryan Leib, the Company’s Corporate Controller, will serve as principal accounting officer on an interim basis until a replacement has been selected.

In connection with his election to leave the Company on December 31, 2015, Mr. Feenan entered into an agreement with the Company on November 17, 2015, pursuant to which Mr. Feenan will receive the following: continued base salary payments through the end of his employment on December 31, 2015, 100% of his annual bonus earned with regard to calendar year 2015 and continued health and welfare benefits for up to 18 months.  Mr. Feenan also will retain all of his vested incentive equity awards and purchased equity holdings.  The foregoing summary of the agreement with Mr. Feenan is supplemented and qualified in all respects by reference to the full terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference.

In addition, in connection with the departure of Mr. Feenan, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.1	Separation Letter Agreement, dated as of November 17, 2015

99.1	Press Release, dated as of November 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO S.A.

Date: November 18, 2015	By:	/s/ Angelo N. Chaclas
		Name:	Angelo N. Chaclas
		Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Letter Agreement, dated as of November 17, 2015

99.1	Press Release, dated as of November 18, 2015